UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2021

Fisker Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38625	82-3100340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1888 Rosecrans Avenue

Manhattan Beach, California 90266

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (833) 434-7537

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	FSR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 8.01 below with respect to the issuance of the additional notes (as defined below) by Fisker Inc. (“Fisker”) is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 8.01 below is incorporated by reference into this Item 3.02. The additional notes were issued to the Initial Purchasers (as defined below) in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), in transactions not involving any public offering. The additional notes were resold by the Initial Purchasers to persons whom the Initial Purchasers reasonably believe are “qualified institutional buyers,” as defined in, and in accordance with, Rule 144A under the Act. Initially, a maximum of 2,805,281 shares of Fisker’s Class A common stock (the “Common Stock”) may be issued upon conversion of the additional notes, based on the initial maximum conversion rate of 66.0066 shares of Common Stock per $1,000 principal amount of additional notes, which is subject to customary adjustments.

Item 8.01	Other Events.

Convertible Note Offering

As previously announced, on August 17, 2021, Fisker completed its private offering of $625,000,000 aggregate principal amount of its 2.50% Convertible Senior Notes due 2026 (the “notes”). The notes were issued pursuant to, and are governed by, an Indenture, dated as of August 17, 2021 (the “Indenture”), between Fisker and U.S. Bank National Association, as trustee. The notes were sold under a purchase agreement (the “Purchase Agreement”), dated as of August 12, 2021, entered into by and between Fisker and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (the “Initial Purchasers”). Pursuant to the Purchase Agreement, Fisker granted the Initial Purchasers an option to purchase, within a 13-day period beginning on, and including, the date the notes were first issued, up to an additional $100,000,000 aggregate principal amount of the notes (the “Option”).

On August 25, 2021, Fisker received a notice that the Initial Purchasers had elected to partially exercise the Option for an additional $42,500,000 aggregate principal amount of the notes (the “additional notes”). The additional notes have the same terms as the notes that were issued on August 17, 2021, as described in Fisker’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 17, 2021. The closing of the Option occurred on August 27, 2021.

With the exercise of the Option, a total of $667,500,000 aggregate principal amount of the notes have been sold. The net proceeds from the offering of the notes and the additional notes, after deducting the Initial Purchasers’ discount and the estimated offering expenses, will be approximately $658.2 million. Fisker intends to allocate an amount equal to the net proceeds from the offering of the additional notes to finance or refinance, in whole or in part, one or more new or existing “eligible green projects” of Fisker, including PEAR program development, battery pack assembly and potential localization, the furtherance of new model development and technology development. Pending such allocation of net proceeds to eligible green projects, Fisker intends to use the net proceeds from the offering of the additional notes to fund the cost of the additional capped call transactions described below and for working capital and general corporate purposes.

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of these securities or any other securities of Fisker and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The additional notes have not been registered under the Act or any state securities laws and may not be offered or sold in the United States absent registration or any applicable exemption from registration under the Act and applicable state securities laws.

Capped Call Transactions

As previously announced, on August 12, 2021, in connection with the issuance of the notes, Fisker consummated privately negotiated capped call transactions (the “Capped Call Transactions”) with an affiliate of one of the Initial Purchasers and certain other financial institutions (together, the “Option Counterparties”). On August 25, 2021, in connection with the issuance of the additional notes, Fisker consummated additional privately negotiated capped call transactions (the “Additional Capped Call Transactions”) with the Option Counterparties. The Additional Capped Call Transactions are expected to cover, subject to anti-dilution adjustments substantially similar to those applicable to the additional notes, the number of shares of Common Stock underlying the additional notes. The Additional Capped Call Transactions are expected generally to reduce the potential dilution to holders of the Common Stock upon conversion of the additional notes and/or offset the potential cash payments that Fisker could be required to make in excess of the principal amount of any converted notes upon conversion thereof, with such reduction and/or offset subject to a cap.

The Additional Capped Call Transactions have the same terms as the Capped Call Transactions that were consummated on August 12, 2021, as described in Fisker’s Current Report on Form 8-K filed with the SEC on August 17, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2021	FISKER INC.

	By:	/s/ Geeta Gupta
Dr. Geeta Gupta Chief Financial Officer and Chief Operating Officer

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